Exhibit 99.20

RATIFICATION AND AMENDMENT OF SECURITY AGREEMENT

This RATIFICATION AND AMENDMENT OF SECURITY AGREEMENT (this “Agreement”) is made and entered into effective as of September 13, 2017, by EPCO HOLDINGS, INC., a Delaware corporation (the “Pledgor”), with principal offices at 1100 Louisiana St., Suite 1000, Houston, Texas 77002, in favor of CITIBANK, N.A., as Administrative Agent (in such capacity, the “Secured Party”) for the benefit of the several lenders now or hereafter parties to the hereinafter defined Credit Agreement (individually, a “Lender” and collectively, the “Lenders”).

PRELIMINARY STATEMENT

The Pledgor, the Lenders and the Secured Party are parties to that certain Amended and Restated Credit Agreement dated January 15, 2015 (as amended and restated, the “Prior Credit Agreement”) relating to the extension of certain credits by the lenders thereunder to the Borrower and, in exchange, imposing obligations on the Borrower in accordance with the terms and conditions thereof.

In connection with the Prior Credit Agreement, the Borrower executed that certain Second Amended and Restated Pledge and Security Agreement dated as of December 31, 2015, in favor of the Secured Party for the benefit of the Lenders under the Prior Credit Agreement, as amended by that certain First Amendment to Second Amended and Restated Pledge Security Agreement dated as July 11, 2017 (as amended hereby and as modified and amended from time to time, the “Security Agreement”). Under the terms of the Security Agreement, the Pledgor, as debtor, granted to the Secured Party, on behalf of the Lenders, as Secured Parties (as defined therein), as security for the payment and performance of the obligations under the Prior Credit Agreement, liens and security interest on the Collateral (as defined therein).

The Security Agreement states that the liens and security interests granted therein are given as security for the obligations described in the Prior Credit Agreement as same may be amended and in effect from time to time.

The Pledgor has requested certain amendments to the terms of the Prior Credit Agreement and is entering into that certain Second Amended and Restated Credit Agreement dated as of even date herewith (as amended or restated from time to time, the “Credit Agreement”), by and among the Pledgor, the Lenders and the Secured Party, pursuant to which the Lenders have agreed to make available certain additional credits to the Pledgor on the terms and conditions described therein. The Credit Agreement amends and restates the Prior Agreement in its entirety. Capitalized terms used herein and not defined are used as defined in the Credit Agreement or the Security Agreement.

As a condition precedent to the execution of the Credit Agreement, and the Lenders’ performance thereunder, the Lenders are requiring the execution by the Pledgor of this Agreement amending certain provisions of the Security Agreement, ratifying and confirming all of the liens and security interests of the Security Agreement and acknowledging that the liens and security interests granted under the terms thereof serve as security for the Obligations.

The Pledgor has agreed to execute this Agreement for the purpose of evidencing such agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and in consideration of the execution of and performance under the Credit Agreement by the Lenders, the Pledgor does hereby agree for the benefit of the Secured Party and the Lenders as follows:

1.    Ratification of Security Agreement. Pledgor hereby agrees that all of the obligations of the Pledgor contained in the Security Agreement and all of the rights, privileges and interests of the Lenders arising therefrom are hereby adopted, agreed to, ratified, renewed, confirmed and brought forward in all respects and the Security Agreement shall continue to serve as security for the Obligations, as amended hereby and as further amended, renewed or restated from time to time, as well as any renewals or extensions thereof or any substitutions or replacements therefor.

2.    Amendments to Security Agreement. Exhibit A attached to the Security Agreement is amended and restated in its entirety with Exhibit A attached to this Agreement.

3.    Authorization to Take Further Action. The Pledgor hereby authorizes the Secured Party to file such financing statements, any amendments thereto and any continuations thereof as may be necessary or desirable to perfect the liens under the Security Agreement or any modification, extension or ratification thereof.

4.    Reliance; Further Assurances. The Pledgor acknowledges that the Secured Party and the Lenders are relying on this Agreement, the accuracy of the statements herein contained and the performance of the conditions placed upon the Pledgor hereunder, and that, but for the execution of this Agreement by the Pledgor, the Secured Party and the Lenders would not enter into, and perform their respective duties under, the Credit Agreement. The Pledgor does hereby covenant and agree that it will execute such further documents and undertake any such measure as may be reasonably necessary to effect and carry out the terms of this Agreement and the implementation thereof.

5.    Credit Agreement Controls. The Pledgor agrees that, in the event of a conflict between the terms of the Security Agreement and the Credit Agreement, the Credit Agreement shall control.

6.    Multiple Counterparts and Delivery. This Agreement may be executed in multiple counterparts and may be delivered in original, facsimile or pdf form, each of which shall be considered an original but which together shall constitute but one document.

7.    Headings. All section headings herein contained are for convenience only and shall not be considered substantive in any interpretation of this Agreement.

8.    Waiver to Trial by Jury. The Pledgor knowingly and voluntarily waives any right it may have to a trial by jury in any dispute or litigation relating to, or arising out of, this Agreement.

9.    Collateral Assignment. In accordance with Section 1.04(ii) of the Security Agreement, Pledgor will instruct EPD to modify the Collateral Assignment in favor of the Secured Party registered on the records of EPD and/or EPD’s transfer agent to reflect the Pledged Interests immediately following the effectiveness of this Agreement.

10.    Entire Agreement. This Agreement represents the full agreement of the parties in regard to this matter and may not be modified or amended except by written agreement signed by the Secured Party and the Pledgor. There are no other oral or written agreements among the parties hereto in regard to the matters herein described.

11.    Choice of Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to its conflicts of law principles.

[Signature pages follow]

EXECUTED to be effective as of the date first written above.

PLEDGOR:

EPCO HOLDINGS, INC., a Delaware corporation

By:	/s/ Christian M. Nelly
Name:	Christian M. “Chris” Nelly
Title:	Vice President and Treasurer

CITIBANK, N.A., as Secured Party

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

EXHIBIT A

PLEDGED INTERESTS

48,000,000 common units representing limited partner interests in EPD, which common units are registered on the books of EPD or EPD’s transfer agent.